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J. B. Hunt Transport Services, Inc.
Lowell, Arkansas

Ladies and Gentlemen:

RE: Registration Statement Nos. 2-93928, 33-57127 and 33-40028

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 16, 2001, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

                                       /s/ KPMG LLP

Tulsa, Oklahoma
May 14, 2001